EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF GELTECH SOLUTIONS, INC.

GelTech Solutions, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.

Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

2.

Section 4 of the Certificate of Incorporation is amended to read as follows:

The Company shall have the authority to issue:

(a)

150,000,000 shares of common stock, par value $0.001 per share; and

(b)

5,000,000 shares of preferred stock, par value $0.001 per share, with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

3.

This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 22nd day of January 2016 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 26th day of January 2016.

GELTECH SOLUTIONS, INC.

By:	/s/ Michael Hull
Michael Hull Chief Financial Officer